EXHIBIT 99.3

For Further Information:

THE SANDS REGENT 345 North Arlington Avenue Reno, NV 89501 (775) 348-2210 (775) 348-6241 Fax Contact: Ferenc Szony, President and CEO	CCG INVESTOR RELATIONS 15300 Ventura Boulevard, Suite 303 Sherman Oaks, CA 91403 (818) 789-0100 (818) 789-1152 Fax Contact: Sean Collins, Partner

FOR IMMEDIATE RELEASE:

The Sands Regent Announces $38 Million Agreement

to Purchase Rail City Casino

Reno, Nevada—December 8, 2003—The Sands Regent [NASD:SNDS], parent company to the Sands Regency Casino/Hotel in downtown Reno, Nevada and Gold Ranch Casino and RV Resort in Verdi, Nevada, announced today the signing of an agreement to purchase Rail City Casino in Sparks, Nevada, from Alliance Gaming Corporation (NYSE:AGI). The expected purchase price is approximately $38 million, consisting of approximately $35 million in cash and approximately $3 million in subordinated debt carried by the seller. The final purchase amount will be based on the twelve-month financial performance of Rail City prior to closing of the sale on a date as yet unknown. Management of The Sands Regent expects the sale to close in the spring of 2004, pending regulatory approval.

Rail City Casino has approximately 16,600 square feet of gaming space housing 550 slots, 7 table games, keno, a sports book, the Club Car family-style restaurant and the Side Trax Lounge. Its customer base consists predominantly of local area residents who enjoy the relaxed atmosphere, frequent events, promotions and weekend live music offered by “Your Friendly Neighborhood Casino.” Prior to a grand re-opening as Rail City in August 1997, it was long known as the Plantation Casino. Located near Victorian Square at 2121 Victorian Avenue in Sparks, it is the first casino a motorist encounters when exiting Interstate 80 at the Rock Boulevard exit (Exit 16).

Ferenc Szony, President and CEO of The Sands Regent, commented, “The acquisition of Rail City Casino makes a powerful statement about the Sands Regent’s plans for future growth while giving us an immediate impact in the Northern Nevada locals market.”

Mr. Szony continued, “Our previously announced strategy to expand operations within the Reno-Sparks market is being realized once again with this agreement. Rail City has the loyal customer base, convenient location, a great team of employee’s and proximity to our other two properties that we have been looking for in selecting potential acquisitions. By acquiring Rail City, as with the acquisition of Gold Ranch before it, we are expanding our presence in the market we know and love best, and look forward to significant additional opportunities for cost-effective cross-marketing and cross-promotion. Pending customary approvals, we are pleased to add Rail City to our growing portfolio of friendly, fun casino operations.”

Robert Saxton, Sr.Vice President and CFO, President Casino Operations for Alliance Gaming, said, “Rail City has been a great property for us, and the decision to sell it has been a difficult one. But we appreciate The Sands Regent’s in-depth knowledge of and experience in the Reno-area market and feel confident that

Rail City will be in good hands. Further, we can now focus more closely on growing the manufacturing and gaming systems side of our business.”

About Alliance Gaming

Alliance Gaming is a diversified gaming company with headquarters in Las Vegas. The Company is engaged in the design, manufacture, operation and distribution of advanced gaming devices and systems worldwide, and is the nation’s largest gaming machine route operator and operates two casinos. Additional information about the Company can be found at www.alliancegaming.com.

About The Sands Regent

The Sands Regent owns and operates the Sands Regency Casino and Hotel in downtown Reno, Nevada and Gold Ranch Casino and RV Resort in Verdi, Nevada. The Sands Regency is an 850-room hotel and casino with 29,000 square feet of gaming space offering table games, keno, bingo and slot machines. In addition to complete amenities and on-site brand-name restaurants, the Company’s property also includes a 12,000-square-foot convention and meeting center which seats close to 1,000 people. For further information, visit www.sandsregency.com.

The Gold Ranch Casino and RV Resort is located in Verdi, Nevada, twelve miles west of Reno. Gold Ranch offers approximately 275 slot machines in an 8,000 square foot casino, two restaurants, two bars, a 105-space RV park, a California lottery station, an ARCO gas station and a convenience store. Web site: www.goldranchrvcasino.com.

Statements contained in this release, which are not historical facts, are “forward-looking” statements as contemplated by the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, including the potential impact of future gaming regulatory decisions, general and regional economic conditions, competition in the Reno area and from California Native American casino operations, the Company’s possible need for outside financing to pursue its growth plans, and other risk factors detailed from time to time in The Sands Regent’s periodic reports and registration statements filed with the Securities and Exchange Commission. Such risks could cause actual results to differ materially from those projected or implied in the forward-looking statements.

Contact:

Ferenc Szony, President and Chief Executive Officer

The Sands Regent

(775) 348-2210

or

Sean Collins, Partner

CCG Investor Relations

(818) 789-0100

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